Exhibit 10.2

EIKON THERAPEUTICS, INC.

2026 LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

1.	Purposes of the Plan	1

2.	Definitions	1

3.	Stock Subject to the Plan	6

4.	Administration of the Plan	7

5.	Eligibility for Awards	11

6.	Types and Terms of Awards	11

7.	Options and SARs	12

8.	Restricted Stock, Restricted Stock Units, and Unrestricted Stock	15

9.	Performance Awards	17

10.	Other Awards	17

11.	General Provisions Applicable to Awards	17

12.	Conditions Upon Issuance of Shares	18

13.	Adjustments	19

14.	Corporate Transactions	20

15.	Dissolution or Liquidation	22

16.	Effective Date and Term of Plan; Stockholder Approval	22

17.	Amendment, Suspension, or Termination of the Plan	22

18.	No Employment or Services Rights; Other Compensation and Benefits	23

19.	Section 409A	23

20.	Unfunded Status of Plan	24

21.	Electronic Signatures	24

22.	Clawback	24

23.	Construction	24

24.	Severability	24

25.	Governing Law	25

26.	Beneficiaries	25

1. Purposes of the Plan

The purposes of this Plan are to attract and retain the best available personnel; to incentivize service providers; to promote the success of the business of Eikon Therapeutics, Inc. (the “Company”) and of its Subsidiaries (as defined below); and to strengthen the mutuality of interest between eligible service providers and stockholders of the Company.

2. Definitions

For purposes of the Plan, capitalized terms have the meaning provided below, or, if not provided below, as defined elsewhere in the Plan or an Award Agreement.

“Administrator” shall have the meaning set forth in Section 4(d) (Appointment of Committees).

“Award” means an award described in Section 6 (Types and Terms of Awards).

“Award Agreement” means the written or electronic agreement evidencing the grant of an Award, including any amendments and attachments thereto.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to the termination of Continuous Service, (a) the term “Cause” that is expressly defined in an Executive Employment Agreement entered into after January 8, 2026; or (b) for non-executive Grantees, “Cause” shall mean (i) any willful, material violation by the Grantee of any law or regulation applicable to the business of the Company (or any successor, Subsidiary, Parent or affiliate of the Company), (ii) the Grantee’s conviction for, or guilty or nolo contendere plea to, any felony or any willful perpetration by the Grantee of a common law fraud, (iii) the Grantee’s commission of an act of personal dishonesty which involves personal profit in connection with the Company (or any successor, Subsidiary, Parent or affiliate of the Company) or any other entity having a material business relationship with the Company, (iv) a repeated pattern of unexcused absences that causes substantial failure by the Grantee to perform the material duties as a Director, officer, Employee or Consultant of the Company, (v) any continued failure or refusal by the Grantee to perform the material, lawful, duties required of the Grantee in his or her capacity as a Director, officer, Employee or Consultant of the Company (or any successor, Subsidiary, Parent or affiliate of the Company if the Grantee is then primarily employed by such entity) after written notice or (vi) a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company (or any successor, Subsidiary, Parent or affiliate of the Company). The determination as to whether a Grantee has been terminated for Cause shall be made in good faith by the Administrator and shall be final and binding on the Grantee. The foregoing definition does not in any way limit the Company’s ability to terminate a Grantee’s employment or consulting relationship at any time and the term “Company” will be interpreted to include any Subsidiary, Parent, affiliate, or any successor thereto, if appropriate.

“Code” means the Internal Revenue Code of 1986, as amended.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

“Committee” means any committee of the Board that is composed of at least two non-employee directors of the Board.

“Common Stock” means the common stock of the Company.

“Company” means Eikon Therapeutics, Inc., a Delaware corporation, or any successor entity.

“Consultant” means any person other than an Employee or a Director (solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Subsidiary or Parent to render consulting or advisory services to the Company or such Subsidiary or Parent; provided, that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. Notwithstanding the foregoing, a person shall be treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

“Continuous Service” means, except as otherwise provided in a Grantee’s service agreement with the Company or a Subsidiary or Parent, the uninterrupted provision of services to the Company or a Parent or Subsidiary in any capacity of Employee, Director, Consultant, or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) for an Employee, any approved leave of absence; (ii) for an Employee, Director, Consultant or any other service provider, transfers among the Company, any Parent or Subsidiary, or any successor entities; or (iii) except as otherwise provided in the Award Agreement or determined by the Administrator at the time of such change in status, any change in status as long as the individual remains in the service of the Company or a Parent or Subsidiary in any capacity of Employee, Director, Consultant, or other service provider. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. If the Grantee does not return from an approved leave of absence, Continuous Service shall terminate as of the end of the approved leave of absence. Notwithstanding the foregoing, unless otherwise provided by the Administrator or required by law, (a) a leave of absence that exceeds three (3) months shall not be treated as Continuous Service; and (b) vesting shall be tolled for a Grantee on inactive status.

“Corporate Transaction” means any of the following:

(i) a transaction or series of related transactions in which any person (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), other than any person who prior to such transaction or series of related transactions owns more than a majority of the Company’s Common Stock, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; unless the stockholders of the Company immediately before such transaction or series of related transactions own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction or series of related transactions;

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

(ii) a consolidation or merger of the Company with or into another entity or a similar transaction involving the Company, unless the stockholders of the Company immediately before such consolidation, merger, or other transaction own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;

(iii) individuals who are members of the Board on the date the Plan is approved by the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board;

(iv) the sale, lease, exclusive license, or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company, other than to an entity of which the stockholders of the Company immediately before such sale, lease, exclusive license, or other disposition own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license, or other disposition; or

(v) the liquidation, dissolution, or winding up of the Company.

For the avoidance of doubt, a transaction will not constitute a Corporate Transaction if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under section 409A of the Code, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of section 409A of the Code.

“Director” means a member of the Board or the board of directors of any Subsidiary.

“Disability” or “Disabled” means, with respect to a Grantee, the inability of such Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

“Employee” means any person employed by the Company or any Subsidiary (including an Officer or a Director who is also an Employee).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on one or more established stock exchanges or national market systems, including The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator);

(ii) if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) the fair market value determined by the Board using any measure of value that the Board determines to be appropriate (including as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under sections 409A and 422 of the Code, except as the Board may expressly determine otherwise.

“Grantee” means an individual who holds an Award.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of section 422 of the Code.

“Non-Qualified Stock Option” means an Option that fails to qualify or is not intended to qualify as an Incentive Stock Option.

“Option” means an option to purchase Shares.

“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in section 424(e) of the Code.

“Performance Award” means the Awards granted under Section 9 (Performance Awards).

“Performance Goals” means the performance goals established in connection with the grant of Performance Awards.

“Performance Period” means a period of consecutive fiscal years, or portions thereof, over which Performance Awards are to be earned.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

“Plan” means this Eikon Therapeutics, Inc. 2026 Long-Term Incentive Plan, as may be amended or restated from time to time.

“Prior Plan” means the Eikon Therapeutics, Inc. 2019 Equity Incentive Plan, as amended and restated.

“Prior Plan Award” means an award outstanding under the Prior Plan as of the Plan’s effective date in Section 16(a) and the stock option awards granted to the Company’s Chief Executive Officer on April 2, 2025.

“Public Trading Date” means the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, or, if earlier, the date on which the Company becomes a “publicly held corporation” for purposes of Treas. Reg. § 1.162-27(c)(1).

“Restricted Stock” means Shares issued under the Plan subject to restrictions determined by the Administrator and set forth in the applicable Award Agreement.

“Restricted Stock Units” means an Award based on the value of Common Stock that is an unfunded and unsecured promise to deliver Shares, cash, or other property upon the attainment of specified vesting or performance conditions as determined by the Administrator and set forth in the applicable Award Agreement.

“SAR” means a stock appreciation right entitling the Grantee to Shares, other property, or cash compensation, as determined by the Administrator and set forth in the applicable Award Agreement, measured by appreciation in the value of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Sell-to-Cover” means a program approved by the Administrator in which payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option, by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations.

“Share” means a share of Common Stock.

“Share Reserve” shall have the meaning set forth in Section 3(a) (Reserved Shares).

“Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in section 424(f) of the Code.

“Unrestricted Stock” means Shares issued under the Plan that are not subject to vesting, forfeiture, or similar restrictions pursuant to the applicable Award Agreement. For the sake of clarity, Shares that are only subject to restrictions on transfer, right of first refusal, market stand-off, and other similar restrictions shall not, by virtue of such restrictions, be deemed to be “Restricted Stock.”

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

3. Stock Subject to the Plan

(a) Reserved Shares

Subject to the provisions of Section 13 (Adjustments) and Section 14 (Corporate Transactions), the maximum aggregate number of Shares reserved and available for grant and issuance pursuant to Awards under this Plan (the “Share Reserve”) is the sum of plus any shares of Common Stock which are subject to Prior Plan Awards which become available for issuance under the Plan pursuant to Section 3(b) (Shares Returned to Plan). In addition, subject to the provisions of Section 13 (Adjustments) and Section 14 (Corporate Transactions), the Share Reserve will automatically increase on January 1 of each year beginning on January 1, 2027, before the expiration of the Plan, by an amount equal to 5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the preceding year; provided, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. As of the Plan’s effective date under Section 16(a) (Effective Date and Term of Plan), the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan.

(b) Shares Returned to Plan

Any Shares covered by an Award or Prior Plan Award (or portion of an Award or Prior Plan Award) that is forfeited, canceled, reacquired by the Company prior to vesting, expired (whether voluntarily or involuntarily), settled in cash or otherwise satisfied without the issuance of Shares, withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, surrendered pursuant to an exchange, or otherwise terminated (other than by exercise) shall, as applicable, become or again be available for grant and issuance under the Plan. If any Shares that actually have been issued pursuant to an Award or Prior Plan Award are forfeited back to or reacquired by the Company pursuant to the failure to meet a contingency or condition required to vest such shares in the Grantee, a right of first refusal, a forfeiture provision, or repurchase by the Company, then the Shares that are forfeited or reacquired will, as applicable, become or again be available for future grant and issuance under the Plan.

(c) Incentive Stock Option Limit

Subject to the Share Reserve and the provisions of Section 13 (Adjustments) and Section 14 (Corporate Transactions), the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options will be Shares (the “ISO Limit”). The purpose of this Section 3(c) (Incentive Stock Option Limit) is to comply with section 422 of the Code so that the Plan does not reach the ISO Limit before the Share Reserve by reason of Shares becoming available for issuance pursuant to Section 3(b) (Shares Returned to Plan), but not being available for issuance pursuant to the exercise of Incentive Stock Options.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

(d) Maximum Awards to Non-Employee Directors

Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any non-employee Director in any calendar year for service as a non-employee Director shall not exceed $750,000 USD; provided, that such amount shall be $1,000,000 USD for the calendar year in which the applicable non-employee Director is initially elected or appointed to the Board. For the purpose of this limitation, the value of any Award shall be calculated based on the grant date fair value of such Award for financial reporting purposes.

4. Administration of the Plan

(a) Administration by the Board

Subject to Section 4(d) (Appointment of Committees) and Section 4(e) (Delegation to Officers), the Plan will be administered by the Board.

(b) Powers of the Administrator

The Administrator shall have such powers and authority as may be necessary or appropriate for the Administrator to carry out its functions as described in the Plan, including the full discretionary authority to:

(i) grant Awards and determine recipients and terms thereof, including the type and number of Awards to be granted; the number of Shares or dollar amount to which an Award will relate; the purchase, exercise, or base price; the time or times when Awards may be exercised; vesting criteria and/or Performance Goals; any forfeiture, cancelation, or surrender events; any vesting acceleration or waiver of forfeiture restrictions; and any restriction or limitation regarding any Award or the Shares or other consideration relating thereto;

(ii) determine Fair Market Value;

(iii) prescribe and amend the terms of or form of any Award Agreements or document for use under the Plan or notices required to be delivered to the Company by Grantees under the Plan;

(iv) establish, determine, and measure Performance Goals;

(v) amend, modify, or terminate any outstanding Award pursuant to Section 11(c) (Amendment of Awards and Award Agreements);

(vi) accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest;

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

(vii) determine whether, to what extent, and under what circumstances (A) an Award may be settled in cash, Shares, other Awards, or other property; or (B) how the purchase price, exercise price, and/or tax withholding will be paid pursuant to Section 7(f) (Payment Upon Exercise); provided that the Administrator may not delegate this authority with respect to the Award of any officer of the Company subject to section 16 of the Securities Act;

(viii) determine whether conditions and events described in the Plan or in Award Agreements are satisfied, including whether a Grantee is Disabled, whether a Corporate Transaction has occurred, whether a Grantee’s Continuous Service has terminated, and whether a Grantee’s employment or service has terminated with Cause;

(ix) determine the extent to which adjustments are required pursuant to Section 13 (Adjustments);

(x) adopt, amend, and/or repeal such administrative rules, guidelines, and practices relating to the Plan as it shall deem advisable;

(xi) construe and interpret the terms of the Plan and any Award Agreements entered into under the Plan and define terms not otherwise defined in the Plan or an Award Agreement;

(xii) make and approve corrections in the documentation or administration of any Award;

(xiii) pursuant to Section 4(h) (Foreign Award Recipients), adopt such modifications, procedures, and sub plans (including any modification to or procedures under such sub plans) as the Administrator determines are necessary or desirable to comply with applicable law in other countries in which the Company and any Parent or Subsidiary operate or have employees or other individuals eligible for Awards;

(xiv) determine and apply such policies and procedures as it deems appropriate to provide for clawback or recoupment of Awards, as provided under Section 22 (Clawback) or under the terms of an Award Agreement;

(xv) determine the effect of a Corporate Transaction on outstanding Awards, as provided under Section 6(d) (Substitute Awards in Business Transactions) and Section 14 (Corporate Transactions) of the Plan; and

(xvi) determine all facts and all other matters that must be determined in connection with the Plan or an Award or that are necessary to administer the Plan and/or any Award Agreement.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

(c) Action by the Administrator

All decisions by the Administrator shall be made in the Administrator’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making decisions, determinations, and interpretations with respect to the Plan and any Award granted thereunder, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as the Administrator may select. No Director or person acting pursuant to the authority delegated by the Administrator shall be liable for any action or determination relating to or under the Plan that is made in good faith.

(d) Appointment of Committees

To the extent permitted by applicable law, the Board may delegate by resolution any or all of its powers under the Plan to one or more Committees. All references in the Plan to the “Administrator” shall mean the Board, a Committee referred to in this Section 4(d) (Appointment of Committees), or the officers referred to in Section 4(e) (Delegation to Officers), in each case to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officer(s). The Board may retain the authority to concurrently administer the Plan with any Committee or officer(s) and may, at any time, revest in the Board some or all of the powers previously delegated.

(e) Delegation to Officers

To the extent permitted by applicable law, the Board or a Committee may delegate by resolution to one or more officers of the Company the power to grant Awards, subject to any limitations under the Plan, to Employees or officers of the Company or employees or officers of its present or future Subsidiaries, and to exercise such other powers under the Plan as the Board or a Committee may determine; provided, that the Board or a Committee shall fix certain material terms of the Awards to be granted by such officers and shall fix the maximum number of Shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to himself or herself or any such officer’s spouse (or former spouse), domestic partner, child, stepchild, grandchild, parent, stepparent, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, grandparent, niece or nephew, including adoptive relationships.

(f) Section 16 of the Exchange Act

(i) Notwithstanding Section 4(d) (Appointment of Committees) and Section 4(e) (Delegation to Officers), no delegation may be made by the Board or a Committee that would cause Awards or other transactions under the Plan to cease to be exempt from section 16(b) of the Exchange Act.

(ii) To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act (“Rule 16b-3”), the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

(g) Indemnification

The Administrator shall not be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan. In addition to such other rights of indemnification as they may have, members of the Board and any Committee (and any individuals to whom authority to act for the Board or Committee is delegated in accordance with the Plan) shall be defended and indemnified by the Company to the extent permitted by applicable law against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit, or proceeding; or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit, or proceeding that such person is liable for gross negligence, bad faith, or intentional misconduct. Upon the institution of any such claim, investigation, action, suit, or proceeding, any such indemnified person against whom a claim is made shall notify the Company in writing and give the Company the opportunity, within thirty (30) days after such notice and at its own expense, to handle and defend the same before such indemnified person undertakes to handle it on his or her own behalf.

(h) Foreign Award Recipients

Notwithstanding any provision of the Plan to the contrary and in addition to those powers enumerated in Section 4(b) (Powers of the Administrator), in order to comply with applicable law in other countries in which the Company and any Parent or Subsidiary operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries, if any, shall be covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with foreign applicable law; (iv) establish sub plans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable to (A) comply with provisions of the laws of jurisdictions outside of the United States in which the Company or any Subsidiary may operate; (B) satisfy securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards; or (C) qualify for favorable tax treatment under applicable foreign laws; provided, however, that no such sub plans and/or modifications to such sub plans shall increase the share limitation contained in Section 3 (Stock Subject to the Plan); and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

(i) Addenda

The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees, Directors, or Consultants, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom, which, if so required under applicable law, may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

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5. Eligibility for Awards

Awards other than Incentive Stock Options may be granted to Employees, Directors, and Consultants; provided that, to the extent required to avoid accelerated taxation and/or tax penalties under section 409A of the Code, an Option or a SAR may be granted only to Employees, Directors, and Consultants with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of section 409A of the Code. Incentive Stock Options may be granted only to Employees.

6. Types and Terms of Awards

(a) General

Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Unrestricted Stock, (vi) Performance Awards, and (vii) other stock-based awards or cash incentives that the Administrator determines are consistent with the purpose of the Plan and the interests of the Company.

(b) Conditions of Awards

Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, restrictions and restriction periods, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon exercise or settlement of the Award, payment contingencies, and satisfaction of any Performance Goals. Subject to the terms of the Plan, the Administrator may determine the effect on an Award of the Disability, death, termination or other cessation of employment or service, an authorized leave of absence, or other change in the employment or service relationship of the Grantee. All of the terms and conditions of an Award shall be as set forth in the applicable Award Agreement or in the Plan.

(c) Discretion of Administrator

Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Administrator need not treat Grantees uniformly. In selecting persons to receive Awards under the Plan and in determining the type and amount of Awards to be granted under the Plan, the Administrator may consider any and all factors that it deems relevant or appropriate.

(d) Substitute Awards in Business Transactions

Nothing contained in the Plan shall be construed to limit the right of the Administrator to grant Awards under the Plan in connection with the acquisition by the Company, whether by purchase, merger, consolidation, or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Administrator may grant Awards under the Plan to an employee, consultant, or director of another company who becomes eligible to participate in the Plan by reason of any such business transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Administrator deems necessary for such purpose. Any Shares subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in Section 3 (Stock Subject to the Plan).

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(e) Rights of a Stockholder

A Grantee shall have no rights as a shareholder with respect to the Shares covered by an Award until the date the Grantee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided by the Administrator.

(f) Fractional Shares

In the case of any fractional Share resulting from the grant, vesting, payment, exercise of an Award (including the withholding of Shares to satisfy tax withholding requirements), or crediting of dividends under an Award, the Administrator shall have the full discretionary authority to (i) disregard such fractional Share, (ii) round such fractional Share to the nearest lower whole Share, or (iii) convert such fractional Share into a right to receive a cash payment.

(g) Leaves of Absence

The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of an Award (or lapsing of the Company’s repurchase rights) shall be tolled during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards (or lapsing of the Company’s repurchase rights) shall continue during any paid leave and shall be tolled during any unpaid leave during which a Grantee’s Continuous Service is uninterrupted (unless otherwise required by law, including the Uniform Services Employment and Reemployment Rights Act with respect to military leave).

7. Options and SARs

(a) General

The Administrator may grant Options and SARs under the Plan and determine the number of Shares to be covered by each Option and/or SAR; the exercise price; and such other terms, conditions, and limitations applicable to the exercise of each Option and/or SAR, as it deems necessary or advisable. Subject to Section 7(g) (Annual Limit on Incentive Stock Options), Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Non-Qualified Stock Option.

(b) Exercise Price

The exercise price per Share subject to an Option or SAR shall be determined by the Administrator at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant, unless the Board expressly determines otherwise and such Option or SAR complies with applicable law, including section 409A of the Code to the extent applicable. If an Employee

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

owns or is deemed to own (by reason of the attribution rules of section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or Parent, and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option shall not be less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, Options may be granted with a per Share exercise price, other than as required above, as a substitution for a stock option or stock appreciation right in accordance with and pursuant to section 424 of the Code, in the case of an Incentive Stock Option, and pursuant to section 409A of the Code, in the case of a Non-Qualified Stock Option.

(c) Term of Options and SARs

The term of each Option and SAR shall be fixed by the Administrator and set forth in the Award Agreement; provided, however, that no Option or SAR shall be exercisable after the day immediately preceding the tenth anniversary of the date of grant. If an Employee owns or is deemed to own (by reason of the attribution rules of section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or Parent, and an Incentive Stock Option is granted to such Employee, such Option shall not be exercisable after the day immediately preceding the fifth anniversary of the date of grant. In accordance with section 422 of the Code, to the extent any Incentive Stock Option is exercised later than three (3) months after the Employee ceases to be employed by the Company or any Subsidiary, except in the case of death or Disability, it will be a Non-Qualified Stock Option.

(d) Exercisability; Rights of a Stockholder

Subject to Section 7(i) (Non-Exempt Employees), Options and SARs shall become vested and/or exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator and set forth in the applicable Award Agreement; provided, however, that the Administrator may at any time accelerate the vesting and/or exercisability of all or any portion of any Option or SAR. If the Administrator determines appropriate for the orderly administration of the Plan, the Administrator shall have the authority to designate a time or times during which otherwise exercisable Options or SARs may not be exercised. A Grantee shall have the rights of a stockholder only as to Shares acquired upon the exercise of an Option or SAR in accordance with the Plan and applicable Award Agreement (and not as to Shares underlying an unexercised Option or SAR) and the entry of such Grantee’s name as a stockholder in the books of the Company.

(e) Exercise of Options and SARs

Options and SARs may be exercised in whole or in part by delivery to the Company of a written notice of exercise in such form of notice (including electronic notice) and manner of delivery as is specified by the Administrator, together with payment in full as specified in Section 7(f) (Payment Upon Exercise) for the number of Shares for which the Option or SAR is exercised. Shares subject to the Option or SAR will be delivered by the Company as soon as practicable following exercise. The Administrator may specify a reasonable minimum number of Shares with respect to which an Option or SAR may be exercised; provided that such minimum number will not prevent the Grantee from exercising the Option or SAR with respect to the full number of Shares with respect to which it is then exercisable. If someone other than the Grantee exercises an Option or SAR, then such

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person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option or SAR. Notwithstanding the foregoing, SARs may be settled in any form specified by the Administrator in the Award Agreement, including, but not limited to, the delivery of Shares, cash, or a combination of cash and Shares as deemed appropriate by the Administrator.

(f) Payment Upon Exercise

No Shares or other consideration shall be delivered pursuant to any exercise of an Option or SAR until payment in full of all required tax withholding, and in the case of an Option, the aggregate exercise price. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option and to the extent required by applicable law, shall be determined at the time of grant) and may consist of: (1) cash; (2) check; (3) to the extent permitted under applicable law, delivery of a promissory note with such recourse, interest, security, redemption, and other provisions as the Administrator determines to be appropriate (subject to the provisions of section 153 of the Delaware General Corporation Law and any other applicable law); (4) cancellation of indebtedness; (5) other previously owned Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised; (6) a Sell-to-Cover; (7) such other consideration and method of payment permitted under applicable law; or (8) any combination of the foregoing methods of payment. Notwithstanding anything to the contrary herein, unless the Administrator gives prior written approval, pursuant to Section 4(b)(vii), a Grantee shall not be entitled to satisfy the requirement of payment in full of any tax withholding, as set forth in this Section 7(f) (Payment Upon Exercise), through any Sell-to-Cover or “net exercise” arrangement. Payment instruments will be received subject to collection.

(g) Annual Limit on Incentive Stock Options

Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary or Parent) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. For purposes of this Section 7(g) (Annual Limit on Incentive Stock Options), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(h) Early Exercise

The Award Agreement for an Option may, but need not, include a provision whereby the Grantee may elect at any time, while an Employee, Director, or Consultant, to exercise any part or all of the Option prior to full vesting or the vesting of such portion. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any Subsidiary or Parent or to any other restriction the Administrator determines to be appropriate.

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(i) Non-Exempt Employees

If an Option is granted to an Employee in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction, or (iii) upon the Grantee’s retirement (as such term may be defined in the applicable Award Agreement or the Grantee’s employment agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt Employee in connection with the exercise, vesting, issuance of any Shares or other property, or payment of any cash under any other Award will be exempt from the Employee’s regular rate of pay, the provisions of this Section 7(i) (Non-Exempt Employees) will apply to all types of Awards.

(j) No Repricing; Reload Grants

Except for adjustments pursuant to Section 13 (Adjustments), at any time when the exercise price of an Option or SAR exceeds the Fair Market Value of a Share, the Company shall not, without shareholder approval, reduce the exercise price of such Option or SAR or exchange such Option or SAR for a new Award with a lower (or no) exercise price or for cash. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

8. Restricted Stock, Restricted Stock Units, and Unrestricted Stock

(a) General

The Administrator shall determine the terms and conditions of each Award Agreement for Restricted Stock, Restricted Stock Units, and Unrestricted Stock. Award Agreements for Restricted Stock and Restricted Stock Units shall include such restrictions as the Administrator may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate.

(b) Stock Certificates

The Company may require that any stock certificates issued in respect of Shares of Restricted Stock shall be deposited in escrow by the Grantee, together with a stock power endorsed in blank, with the Company (or its designee). Following the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Grantee or if the Grantee has died, to the Grantee’s beneficiary, determined in accordance with Section 26 (Beneficiaries).

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(c) Forfeiture and the Option to Purchase

Except as otherwise determined by the Administrator or by agreement between the Grantee and the Company or a Subsidiary or Parent, upon a Grantee’s termination of Continuous Service (as determined under criteria established by the Administrator) for any reason during the applicable restriction period, the Company (or its designee) shall have the right, but shall not be obligated, (i) to repurchase from the Grantee all or part of the Shares of Restricted Stock still subject to restriction at their issue price or other stated or formula price; or (ii) to require forfeiture of such Shares, if issued, at no cost.

(d) Rights as a Stockholder

Upon (i) the grant of an Award for Restricted Stock or for Unrestricted Stock or the settlement in Shares of Restricted Stock Units and (ii) payment of any applicable purchase price, the Grantee of such Award shall be entered as a stockholder on the books of the Company and considered the holder of record of such Shares. Without limiting the foregoing, the Grantee shall be entitled to (1) vote such Shares if, and to the extent, such Shares are entitled to voting rights, and (2) subject to Section 8(e) (Dividends; Dividend Equivalents), receive all dividends and any other distributions declared on such Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(e) Dividends; Dividend Equivalents

Grantees who hold Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those shares of Restricted Stock, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. The Administrator may, but need not, provide in the Award Agreement for Restricted Stock Units that the Company will pay or accrue dividend equivalents with respect to such Restricted Stock Units on each date dividends on Common Stock are paid prior to the settlement of the Restricted Stock Units, subject to such conditions as the Administrator may deem appropriate. The time and form of any such payment of dividend equivalents shall be specified in the Award Agreement.

(f) Settlement of Restricted Stock Units

Restricted Stock Units may be settled in any form specified by the Administrator in the Award Agreement, including, but not limited to, the delivery of Shares, cash, or a combination of cash and Shares as deemed appropriate by the Administrator. At the time of grant, the Administrator may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the Restricted Stock Units.

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9. Performance Awards

Performance Awards subject to vesting or payment based on the achievement of Performance Goals may be granted under the Plan. The Administrator shall determine the terms and conditions of the Performance Awards, including the number of Shares covered by the Award, the duration of the Performance Period, whether the Performance Award will be paid in Shares, other property, cash, or a combination of the forgoing, and any other terms and conditions. In all cases, the Administrator may condition the vesting or value of an Award upon the achievement of Performance Goals; any such Award shall constitute a Performance Award for purpose of this Plan. At the expiration of the Performance Period, the Administrator shall evaluate the Performance Award holder’s and/or the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of Shares (or other applicable payment measures) which have been earned. Each Performance Award shall be subject to an Award Agreement.

10. Other Awards

(a) Other Stock-Based Awards

Subject to the provisions of the Plan, the Administrator may grant other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock. Such Awards may be granted either alone or in conjunction with other Awards granted under the Plan. Each such Award shall be confirmed by, and subject to, the terms of an Award Agreement.

(b) Cash Incentive Awards

Subject to the provisions of the Plan, the Administrator may grant cash incentive awards.

11. General Provisions Applicable to Awards

(a) Transferability

Awards shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the foregoing, the Administrator may provide, including in an Award Agreement, that the Award is transferable by will, by the laws of descent and distribution, or as permitted by applicable law. References to a Grantee, to the extent relevant in the context, shall include references to authorized transferees.

(b) Withholding and Tax

The Grantee must satisfy all applicable federal, state, local, and foreign or other income and employment tax withholding obligations before the Company will deliver stock certificates (or such other consideration payable pursuant to the Award) or otherwise recognize ownership of Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Grantee must pay the Company the full amount, if any, required for withholding. If provided for in an Award or approved by the Administrator in its sole discretion, the Grantee may

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satisfy such tax obligations in whole or in part by (i) having a broker tender to the Company cash equal to the withholding obligations, or (ii) delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that except as otherwise provided by the Administrator, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements must not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The Grantee shall bear all taxes on all Awards and payments thereunder to the extent that no taxes are withheld, irrespective of whether withholding is required. The Company has no obligation to secure favorable tax treatment for any Grantee with respect to any Award or any payment thereunder.

(c) Amendment of Awards and Award Agreements

The Administrator may amend, modify, or terminate any outstanding Award and Award Agreement, at any time and for any reason. The Grantee’s consent to such action shall be required unless:

(i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Grantee’s rights under the Plan;

(ii) the change is permitted under Section 12(b) (Non-U.S. Grantees), Section 13 (Adjustments), Section 14 (Corporate Transactions), or Section 19 (Section 409A); or

(iii) the Administrator determines that the action is required or advisable in order for the Company, the Plan, or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

(d) Trading Policy Restrictions

Option exercises and Awards under the Plan shall be subject to the Company’s insider trading policy, and such related restrictions, terms and conditions, or other policies as may be established by the Administrator from time to time.

12. Conditions Upon Issuance of Shares

(a) Compliance with Laws

The Plan, the Awards thereunder, and the obligation of the Company to deliver Shares (or other consideration) under such Awards, shall be subject to all applicable foreign, federal, state, and local laws, rules, and regulations; stock exchange rules and regulations; and such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Grantee’s name or deliver Shares prior to the completion of any registration or qualification of such Shares under any foreign, federal, state, or local law; or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent

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the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or SAR shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Award is effective and current or the Company has determined that such registration is unnecessary. The Company shall have no obligation to effect any registration or qualification of the Shares under foreign, federal, state, or local laws, rules, or regulations.

(b) Non-U.S. Grantees

In the event an Award is granted to or held by a Grantee who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan (including any sub plan) or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency, or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement, or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Grantees employed outside their home country.

13. Adjustments

(a) In the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, combination or exchange of shares, reclassification of shares, spin-off, or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, including the ISO Limit, (ii) the number and class of securities and exercise price per Share of each outstanding Option and SAR, (iii) the number of Shares subject to and the repurchase price per Share subject to each outstanding Restricted Stock Award (or restricted Share arrangement pursuant to each “early exercised” Option) and Restricted Stock Unit Award, and (iv) the terms of each other outstanding Award may be equitably adjusted (or substituted Awards may be made, if applicable) in the manner determined by the Administrator; provided, however, that each adjustment to Non-Qualified Stock Options or SARs shall satisfy the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) and each adjustment to Incentive Stock Options shall satisfy the requirements of Treas. Reg. § 1.424-1.

(b) If a majority of the shares which are of the same class as the shares that are subject to the Award are exchanged by whatever means for, converted into, or otherwise become (whether or not pursuant to a Corporate Transaction) shares of another corporation (the “New Shares”), the Board may unilaterally amend the Award to provide that the Award is for New Shares. In the event of any such amendment, the number of shares subject to the Award shall be adjusted in accordance with Section 13(a).

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(c) Any adjustments made under this Section 13 (Adjustments) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3.

14. Corporate Transactions

(a) The Administrator may provide, in its sole discretion, with respect to the treatment of each outstanding Award (either separately for each Award (or portion of Award) or uniformly for all Awards), upon the consummation of a Corporate Transaction, for any combination of the following:

(i) any or all outstanding Options and SARs shall become vested and immediately exercisable, in whole or in part;

(ii) any or all outstanding Restricted Stock or Restricted Stock Units shall become non-forfeitable, in whole or in part;

(iii) any Option or SAR shall be assumed by the surviving or successor company or canceled in exchange for substitute stock options or stock appreciation rights in a manner consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D), in the case of a Non-Qualified Stock Option or SAR, and Treas. Reg. § 1.424-1(a), in the case of an Incentive Stock Option; any substitute stock option or stock appreciation right shall be vested to the extent the assumed Option or SAR was vested and, to the extent unvested, shall be subject to the same vesting schedule;

(iv) any Option or SAR shall be canceled in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject thereto, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Corporate Transaction or the per share consideration payable to the Company’s stockholders in the Corporate Transaction (such per share consideration, the “Transaction Consideration”) and the exercise price per Share of that Option or SAR; provided, that if the Fair Market Value per Share on the date of the Corporate Transaction or the Transaction Consideration does not exceed such exercise price, the Administrator may cancel that Option or SAR without any payment of consideration therefor;

(v) any Restricted Stock or Restricted Stock Unit shall be assumed by the successor corporation or canceled in exchange for restricted stock or restricted stock units in respect of the capital stock of any successor corporation;

(vi) any Restricted Stock shall be redeemed for cash and/or other substitute consideration with a value equal to (i) the Fair Market Value of an unrestricted Share on the date of the Corporate Transaction or (ii) the Transaction Consideration;

(vii) any Restricted Stock Unit shall, subject to Section 19 (Section 409A), be canceled in exchange for cash and/or other substitute consideration with a value equal to (i) the Fair Market Value per Share on the date of the Corporate Transaction or (ii) the Transaction Consideration; and/or

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(viii) to the extent allowed under applicable law, such other modifications, substitutions, adjustments, or amendments to outstanding awards or the Plan as the Administrator deems necessary or appropriate.

(b) Subject to section 409A of the Code, in the event that an Award is treated as provided for in Section 14(a)(iv), 14(a)(vi), or 14(a)(vii), such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Grantee’s continued service; provided that the vesting schedule shall not be less favorable to the Grantee than the schedule under which the Award would have become vested or exercisable. For this purpose, the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(c) In the event a successor or acquiring corporation (if any) does not assume, convert, replace, or substitute Awards, as provided in this Section 14 (Corporate Transactions), pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Awards (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) does not assume, convert, replace, or substitute any Option or SAR, as provided above (including as provided for in Section 14(a)(iv)), pursuant to a Corporate Transaction, the Administrator will notify the Grantee in writing or electronically that such Award will be exercisable for a period of time determined by the Administrator in its sole discretion, and such Award will terminate upon the expiration of such period.

(d) In taking any of the actions permitted under this Section 14 (Corporate Transactions), the Administrator shall not be obligated to treat all Grantees, all Awards, all Awards held by a Grantee, all portions of a single Award, or all Awards of the same type identically. Any substitute consideration issued to a Grantee pursuant to this Section 14 (Corporate Transactions) may include, to the extent determined by the Administrator, the right to receive consideration payable in the Corporate Transaction after the closing (e.g., in respect of an earn-out or escrow release); provided that, except to the extent the Administrator determines otherwise, any substitute consideration will be structured to avoid adverse tax consequences under section 409A of the Code (including pursuant to Treas. Reg. § 1.409A-3(i)(5)(iv)).

(e) As a condition to the receipt of an Award under this Plan, a Grantee will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including a provision for the appointment of a stockholder representative that is authorized to act on the Grantee’s behalf with respect to any escrow, indemnities, and/or contingent consideration.

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15. Dissolution or Liquidation

Notwithstanding Section 14 (Corporate Transactions), in the event of the winding up, dissolution, or liquidation of the Company, the Administrator will notify each Grantee, to the extent practicable, prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such transaction, unless otherwise determined by the Administrator.

16. Effective Date and Term of Plan; Stockholder Approval

(a) Effective Date and Term of Plan

The Plan shall become effective on the day prior to the Public Trading Date and shall continue in effect until the day immediately preceding the ten-year anniversary of thereof, unless sooner terminated; provided that no Incentive Stock Options shall be granted following the ten-year anniversary of the earlier of (i) the effective date of the Board’s most recent adoption of the Plan or (ii) the most recent date the Company’s stockholders approve the Plan.

(b) Stockholder Approval

No Option or SAR granted under the Plan may be exercised, no Shares shall be issued under the Plan, and no Restricted Stock Unit shall be settled, until the Plan is approved by the Company’s stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all Awards previously granted under the Plan shall immediately and automatically terminate and cease to be outstanding, and no further Awards shall be granted under the Plan.

17. Amendment, Suspension, or Termination of the Plan

(a) General

Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan, in whole or in part; provided that the Board shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable law, rule, or regulation. In addition, in no event shall an amendment increase the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan without stockholder approval.

(b) Limitation on Grants of Awards

No Award may be granted during any suspension of the Plan or after termination or expiration of the Plan, but Awards previously granted may extend beyond that date.

(c) No Effect on Outstanding Awards

Except as set forth in Section 16(b) (Stockholder Approval), no suspension or termination of the Plan shall materially adversely affect any rights under Awards outstanding at the time of such suspension or termination.

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18. No Employment or Services Rights; Other Compensation and Benefits

(a) The Plan shall not confer upon any Grantee any right to employment or service with the Company or any Subsidiary or Parent, nor shall it interfere in any way with the right of the Company or any Subsidiary or Parent to terminate the Grantee’s employment or service at any time and for any reason, with or without cause.

(b) The amount of any compensation deemed to be received by a Grantee pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which the Grantee is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary or Parent, including under any bonus, pension, profit-sharing, life insurance, salary continuation, or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

19. Section 409A

(a) It is intended that the provisions of the Plan avoid the adverse consequences under section 409A of the Code, and all provisions of the Plan and Award Agreements shall be construed and interpreted in a manner consistent with that intent.

(b) No Grantee, or creditors, or beneficiaries of a Grantee, shall have the right to subject any deferred compensation (within the meaning of and subject to section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment, except as required by applicable law. Except as permitted under section 409A of the Code, any deferred compensation (within the meaning of and subject to section 409A of the Code) payable to any Grantee or for the benefit of any Grantee under the Plan may not be reduced by, or offset against, any amount owing by any such Grantee to the Company or any Subsidiary or Parent.

(c) If an Award is subject to section 409A of the Code and payment is due upon a termination of employment, payment shall be made upon a separation from service within the meaning of section 409A of the Code.

(d) If, at the time of a Grantee’s separation from service (within the meaning of section 409A of the Code), (i) such Grantee is a specified employee (within the meaning of section 409A of the Code), and (ii) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(e) Notwithstanding any provision of the Plan to the contrary, the Administrator reserves the right to make amendments to any Award as the Administrator deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code. In any case, a Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed

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on a Grantee or for a Grantee’s account in connection with an Award (including any taxes and penalties under section 409A of the Code), and neither the Company nor any Subsidiary or Parent, or any other person or entity, shall have any obligation to indemnify or otherwise hold such Grantee harmless from any or all of such taxes or penalties.

20. Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to the portion of any Award that has not been exercised and any payments in cash, Shares, or other consideration not received by a Grantee, a Grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly so determine in connection with any Award.

21. Electronic Signatures

For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

22. Clawback

All Awards (whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback and/or similar policies, as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

23. Construction

Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. All references to sections of the Code shall include the relevant Treasury Regulation(s) thereunder, any successor to such regulation(s), and any Internal Revenue Service guidance that has been or may be promulgated thereunder from time to time. The word “include” shall mean to include, but not to be limited to.

24. Severability

If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Grantee, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be severed as to the jurisdiction or the Grantee and the remainder of the Plan and any such Award shall remain in full force and effect.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

25. Governing Law

The validity and construction of the Plan and any Award Agreements thereunder shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or an Award Agreement to the substantive law of another jurisdiction.

26. Beneficiaries

Unless stated otherwise in an Award Agreement, a Grantee may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Grantee’s death. If no beneficiary was designated or if no designated beneficiary survives the Grantee, the designated beneficiary shall be the Grantee’s estate and after a Grantee’s death any vested Award(s) shall be transferred or distributed to the Grantee’s estate.

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

EIKON THERAPEUTICS, INC. 2026 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) between Eikon Therapeutics, Inc. (the “Company”) and the individual identified below as the “Grantee” evidences the grant of a stock option (the “Option”) under the Eikon Therapeutics, Inc. 2026 Long-Term Incentive Plan (the “Plan”). This Agreement is subject to the terms of the Plan. To the extent that there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. By signature below or by electronic acknowledgement of this Option through the online platform designated by the Company for delivery of this Agreement (any such platform, the “Online Platform”), the Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan.

NOTICE OF GRANT

Name of Grantee (the “Grantee”)

Address

No. of Shares Subject to the Option (“Option Shares”)

Exercise Price per Share (“Exercise Price”)

Grant Date

Vesting Commencement Date

Vesting Schedule

The Option Shares shall vest and become exercisable as follows, subject to the Grantee’s Continuous Service through the applicable vesting dates: [___________________________].

In the event of termination of the Grantee’s Continuous Service, unvested Option Shares shall be forfeited.

Expiration Date	The day immediately preceding the tenth anniversary of the Grant Date

Type of Option	[Incentive Stock Option / Non-Qualified Stock Option]

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Stock Option Agreement	1

TERMS

Definitions

Capitalized terms used but not defined in this Agreement have the defined meanings set forth in the Plan.

Grant of Option

Pursuant to the Plan and subject to the terms of this Agreement, the Company grants to the Grantee, as of the Grant Date, the Option to purchase the Option Shares at the Exercise Price.

Type of Option

If designated above as a “Non-Qualified Stock Option,” the Option is not an incentive stock option under Section 422 of the Code (an “ISO”) and shall be treated as a non-qualified stock option. If designated above as an “Incentive Stock Option,” the option is intended to be an ISO; however, to the extent that the Option does not satisfy the requirements applicable to ISOs, the Option shall be treated as a non-qualified stock option.

Vesting; Termination of Option

Requirement of Vesting. The Option may be exercised before termination or expiration to the extent that the Option has become vested, subject to the terms of this Agreement and the Plan.

Vesting of Option. The Option shall vest and become exercisable in one or more installments pursuant to the vesting schedule specified in the Notice of Grant.

Termination of the Option. The Option, if not previously exercised, shall terminate on the Expiration Date, except that, if the Grantee’s Continuous Service terminates while the Option is outstanding, the unvested portion of the Option shall terminate on the date that the Grantee’s Continuous Service terminates (except as otherwise determined by the Administrator), and the vested portion of the Option shall be exercisable as set forth below:

Termination for Cause. If the Grantee’s Continuous Service terminates due to a termination for Cause, the Option shall terminate (whether vested or unvested) immediately upon the date of such termination.

Death. If the Grantee’s Continuous Service terminates on account of death, the Option shall be exercisable by the Grantee’s legal representative or any other person who acquired the right to exercise the Option by reason of the Grantee’s death, as applicable, for a period of twelve (12) months from the date of the Grantee’s death or until the Expiration Date, if earlier.

Disability. If the Grantee’s Continuous Service terminates on account of Disability, the Option shall be exercisable by the Grantee for a period of twelve (12) months from the date of such termination or until the Expiration Date, if earlier; provided, however, that in the event the Grantee dies within the twelve (12) month period after such termination, the period for exercise will be extended until the date twelve (12) months after the Grantee’s death or until the Expiration Date, if earlier;

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Other Terminations. If the Grantee’s Continuous Service terminates for any reason other than as described above in clauses (i), (ii), or (iii), the Option may be exercised, to the extent vested, by the Grantee for a period of three (3) months from the date of such termination or until the Expiration Date, if earlier; provided, however, that in the event the Grantee dies within the twelve (12) month period after such termination, the period for exercise will be extended until the date twelve (12) months after the Grantee’s death or until the Expiration Date, if earlier.

Exercise of Option

Notice. The Option may be exercised, in whole or in part, only by (i) the completion, execution, and delivery to the Company of a notice of exercise in the form supplied by the Company (which may be electronic or through the Online Platform); (ii) the payment to the Company, pursuant to the terms of this Agreement, of an amount equal to the Exercise Price multiplied by the number of Option Shares being purchased as specified in the notice of exercise; and (iii) the satisfaction by the Grantee, in a manner acceptable to the Company, of any withholding liability under any federal, state, local, non-U.S., or other law arising in connection with exercise of the Option. The notice of exercise shall be given in the manner specified in Section 11 (Notices) (or such other manner as may be specified by the Administrator) but any exercise of the Option shall be effective only when the items required by this Section 5(a) are actually received by the Company. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal, state, and other securities laws can be effected.

Payment. To the extent permitted by applicable law, payment of the aggregate Exercise Price and any applicable tax withholding may be made:

in cash, wire transfer, electronic funds transfer, or by check payable to the order of the Company for an amount in U.S. dollars equal to the aggregate Exercise Price of such Option Shares;

by delivery of Shares held by the Grantee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, as determined by the Administrator in its discretion, and having an aggregate Fair Market Value equal to the amount of cash that would otherwise be required to pay the aggregate Exercise Price;

by Sell-to-Cover, or

upon approval by the Administrator, through a net exercise arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the sum of the aggregate Exercise Price and the applicable federal, state, local and/or non-U.S. income and employment taxes required to be withheld by reason of such exercise (“Net Exercise”), provided that any remaining balance of the aggregate Exercise Price not satisfied by the Net Exercise must be paid in cash or other permitted form of payment,

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in each case, such payment method shall be executed pursuant to the procedures established by the Administrator for this purpose and subject to the Company’s policies and procedures related to the trading of Company securities. Payment may also be made by combining the above methods, to the extent permitted by the Administrator. To the extent that Shares are used in making full or partial payment of the Exercise Price, each such Share will be valued at the Fair Market Value. Any overpayment will be promptly refunded, and any underpayment will be deemed an exercise of such lesser whole number of Shares as the amount paid is sufficient to purchase.

Certificates. Except as otherwise provided in the Plan, upon any exercise of the Option by the Grantee or as soon thereafter as is practicable, such number of Shares as the Grantee has then elected to purchase shall be uncertificated shares recorded in the books of the Company (or as applicable, its transfer agent or stock plan administrator) or, in the Company’s discretion, shall be represented by a certificate or certificates registered in the name of the Grantee and issued or delivered by the Company. Such Shares shall bear such legends as the Company deems appropriate.

Withholding. The Company shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Grantee, or require the Grantee to remit to the Company, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, exercise of the Option, payment of Shares under this Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of the Shares resulting from payout of this Option at exercise may, in the Company’s discretion, be retained by the Company to satisfy any tax-withholding obligation.

Restrictions on Transfer of Option

The Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or otherwise encumbered in any way (whether by operation of law or otherwise), other than by will or by the laws of descent and distribution. The Option shall be exercisable only by the Grantee during the Grantee’s lifetime. For this purpose, any reference to the Grantee shall (when applicable) be deemed to be and include references to the Grantee’s estate, executors or administrators, personal or legal representatives, and transferees (direct or indirect). Any person to whom the Option is transferred in accordance with this Agreement shall be bound by all provisions of the Plan and this Agreement. Upon any attempt to transfer, assign, pledge, or otherwise encumber the Option or any right or privilege conferred hereby contrary to the provisions hereof, the Option and the rights and privileges conferred hereby shall immediately become null and void.

Adjustments

The number of Option Shares as to which the Option has not been exercised, the Exercise Price, and the type of stock or other consideration to be received on exercise of the Option shall be subject to such adjustment, pursuant to the Plan, in the manner determined to be appropriate by the Administrator, in its sole discretion. Any adjustment determined to be appropriate by the Administrator shall be conclusive and shall be binding on the Grantee.

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Rights Prior to Exercise

The Grantee will have no rights as a stockholder with respect to the Option Shares unless and until the Shares are issued to the Grantee pursuant to the exercise of the Option.

Clawback

The Grantee acknowledges and agrees that this Award may be subject to recoupment or clawback by the Company in accordance with the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, or Securities and Exchange Commission rule or regulation, or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of the Award or any Shares or other cash or property received with respect to the Award (including any value received from a disposition of Shares acquired upon exercise of the Award).

No Guarantee of Continuing Service

Neither the grant of this Option evidenced by this Agreement nor any term or provision of this Agreement or the Plan shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Subsidiary or Parent to employ or retain the Grantee for any period.

Notices

All notices, requests, consents, and other communications shall be in writing and be deemed given (a) when delivered personally; (b) when sent by email, by facsimile transmission, or other electronic means (as described in Section 12 (Electronic Delivery)); or (c) when received, if sent via courier service or mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be sent to the addresses, facsimile numbers, or email addresses listed on the Online Platform, as applicable, or to such other address, facsimile number, or email address as such party may designate by a notice delivered to the other party hereto, including through the Online Platform.

Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Company, the Plan, this Option, or current or future participation in the Plan, and any other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission), by email or by other electronic means. The Grantee hereby consents to (a) conduct business electronically, (b) receive such documents and notices by such electronic delivery, and (c) sign documents electronically; and the Grantee hereby agrees to participate in the Plan through an online or electronic capitalization administration platform established and maintained by the Company or a third party designated by the Company, including the Online Platform.

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Data Privacy

The Grantee acknowledges and agrees that the Company and its affiliates will process and retain certain personal data for the purposes of (a) calculating Awards, (b) monitoring Award terms and conditions, and (c) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and employment dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

Entire Agreement; Amendment; Enforcement of Rights

This Agreement, together with the Plan, sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, discussions, representations, and warranties, both written and oral, between the parties hereto, including any representations made during any interviews or relocation negotiations, with respect to such subject matter.

The Administrator may amend, modify, or terminate the Agreement at any time and for any reason. The Grantee’s consent to such action shall be required, except as permitted or contemplated under the Plan. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

Successors and Assigns

The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Grantee under this Agreement may be assigned only with the prior written consent of the Company.

Severability

If any provision of the Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Grantee, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Agreement, such provision shall be severed as to the jurisdiction or the Grantee and the remainder of the Agreement shall remain in full force and effect.

Governing Law

The validity and construction of the Plan and the Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or the Agreement to the substantive law of another jurisdiction.

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Compliance with Law

The granting of the Option, the exercise of the Option and related issuance of Shares, disposition of the Shares, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local, and non-U.S. laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Administrator shall have the right to impose such restrictions on the Option and related Shares as it deems reasonably necessary or advisable under applicable securities laws and/or the rules and regulations of any stock exchange or market upon which the Shares are then listed or traded. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any law. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan, subject to the terms of this Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Administrator determines are reasonably necessary to comply with all applicable securities laws in exercising the Grantee’s rights under this Agreement.

Section 409A of the Internal Revenue Code

The Option and this Agreement shall be interpreted to be exempt from the requirements of Code section 409A (“Section 409A”) pursuant to Treas. Reg. § 1.409A-1(b)(5)(i) and Treas. Reg. § 1.409A-1(b)(5)(ii). Any action that may be taken (and, to the extent possible, any action actually taken) by the Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. If the failure to take an action under this Agreement would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under this Agreement shall be altered to avoid such violation. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.

Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Grantee to the Company or to any other individual or entity.

Disqualifying Dispositions

If the Option is an ISO, and if the Grantee makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of the Option within two (2) years from the Grant Date or within one (1) year after issuance of the Shares acquired upon exercise of the Option, then the Grantee shall immediately notify the Company in writing as to the occurrence of, and the price realized upon, such disposition. The Grantee acknowledges that the Grantee may be subject to income tax withholding by the Company on the compensation income recognized by the Grantee.

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Acceptance of Option

In consideration for the Option and by accepting this Agreement, the Grantee agrees and acknowledges that:

The Option and any future awards under the Plan are entirely voluntary, and at the complete discretion of the Company. Neither the Option, nor any future awards by the Company, shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of any such award.

Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan, in whole or in part.

The Grantee acknowledges and agrees that the Grantee has no right to receive any equity compensation following the Grant Date other than as set forth in this Agreement or otherwise approved by the Board on or before the Grant Date, and that the Option is granted in full satisfaction of the Grantee’s right, if any, to an equity award under any offer letter, transition letter, or similar letter; agreement; or communication from the Company or any Subsidiary or Parent.

The Plan shall not be deemed to constitute, and shall not be construed by the Grantee to constitute, part of the terms and conditions of employment. The value of the Option is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. Neither the Company nor any member of the Board or of the Administrator shall have any liability of any kind to the Grantee for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this Option; or for the failure of this Option to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.

The Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts the Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.

The Grantee represents that the Grantee has consulted any tax, legal, or financial consultants the Grantee deems advisable in connection with the Grantee’s participation in the Plan; the entering into of this Agreement; and the purchase or disposition of the Shares issued pursuant to the exercise of the Option and that the Grantee is not relying on the Company for, and the Company has not provided the Grantee with, any tax, legal, or financial advice. The Company is not making any recommendation to the Grantee regarding the Grantee’s participation in the Plan.

The Grantee understands that the Option is subject to the Company’s insider trading policy, and such related restrictions, terms and conditions, or other policies as may be established by the Administrator from time to time.

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By signing below or by clicking the applicable acceptance space on the Online Platform, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.

GRANTEE

Signature

Print name:

Date:

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